Exhibit 10.47
IBM Credit Corporation


          ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING
                   LARGE SALE FINANCING OPTION

     This Addendum is hereby made to the Agreement for Wholesale
Financing (hereinafter referred to as "Agreement") executed on the 28th day of January, 1998, between IBM Credit Corporation and
Applied Intelligence Group, Inc..

  The following provision is hereby incorporated into the Agreement as if fully set forth therein:

  "You may from time to time at your discretion extend financing to us under the terms of the Large Sale Financing Option (hereinafter referred to as "LSFO") and its three optional plans which you may offer to us from time to time. The financing to be extended by you will be based on Approved Inventory sold to a particular customer or accounts due from a particular customer or both (hereinafter referred to as "Collateral"). Such financing will be subject to the following terms and conditions:

  a. You may in your sole discretion determine the amount of financing which you elect to extend to us based on the Collateral;

  b. You may, in your sole discretion, apply, in whole or in part, the proceeds of any accounts used as Collateral to any amount which we owe to you under the terms of any other financing programs between us, including any other financing transactions under the LSFO.

  c. We will pay you the full amount which we owe you upon 1) the collection of the Account or within ninety (90) days from the date of the advance made by you on the Collateral, whichever occurs first when we are using the LSFO/Product plan; or 2) within sixty (60) days from the date of the advance made by you on the Collateral when we are using the LSFO/Accounts Receivable or LSFO/Cash plans; plus for items
     1) and 2) we will have an additional thirty (30) days to pay you the full amount when the customer is a government organization and we use the LSFO/Extension plan;

  d. We will pay you all charges which are due under the terms of a LSFO plan;

  e. We will provide you the purchase order, invoice, proof of delivery and the acceptance certificate (only upon request) for the goods and services sold by us to the customer who is obligated to pay for the inventory;

  f. Upon your request, we will provide you any credit information required by you to evaluate the credit of such customer, and to determine your advance rate for the Collateral;

  g. We will obtain a Subordination Agreement, in a form deemed acceptable to you, from any of our creditors that you may request to provide you a priority security interest in
     (i) all of our Approved Inventory; (ii) accounts used as Collateral; and (iii) all proceeds thereof;

  h. We will assign to you each account used as Collateral by you under the LSFO and will execute an Assignment in a form deemed acceptable to you. You may, in your sole discretion, require account debtors to agree to make payments in respect of such account directly to you. Upon your request, we will execute and deliver such further instruments and documents and take such further action as you may request to preserve or obtain the full benefits of your security interest in the Collateral.

  i. You may at any time and from time to time communicate with account debtors on the accounts used as Collateral to verify with them to your satisfaction the existence, amount and terms of any such accounts.

 The Agreement is hereby amended by deleting Paragraph 4 in its entirety and restating as follows:

"To secure the payment of all of our current and future debts to you whether under this Agreement, any guaranty that we now or hereafter execute, or any other agreement between us, whether direct or contingent, we grant you a security interest in all of our inventory, equipment, fixtures, accounts, contract rights, chattel paper, instruments, reserves, documents of title, deposit accounts, and general intangibles, whether now owned or hereafter acquired, and all attachments, accessories, accessions, substitutions and/or replacements thereto and all proceeds thereof. All of the above assets are defined pursuant to the provisions of Article 9 of the Uniform Commercial Code and are hereinafter collectively referred to as the "Goods". This security interest is also granted to secure our debts to all of your affiliates. We will hold all of the Goods financed by you, and the proceeds thereof, in trust for you and we will immediately account for and remit directly to you all such proceeds when payment is required under the terms of our financing program with you. You may directly collect any amount owed to us with respect to the Goods and credit us with all sums received by you. Your title, lien or security interest will not be impaired by any payments we make to the seller or anyone else or by our failure or refusal to account to you for proceeds."


     Except as otherwise provided, the provisions of the Agreement will remain unchanged and will continue to be in full force and effect.

     IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Addendum on this 28th day of January, 1998.



IBM Credit Corporation             Applied Intelligence Group,Inc.
                                                 Customer

By: ______________________         By: /s/ John M. Duck


Print Name: _______________        Print Name:  John M. Duck


Title: ____________________        Title: Vice President & CFO




ATTEST: /s/ Robert N. Baker
               Secretary


Print Name: Robert N. Baker